EXHIBIT 12

              BURLINGTON NORTHERN SANTA FE CORPORATION AND SUBSIDIARIES
                    STATEMENT REGARDING PRO FORMA COMPUTATION OF
                         RATIO OF EARNINGS TO FIXED CHARGES
                         (In Millions, Except Ratio Amounts)
                                     (Unaudited)



                                          Nine Months Ended       Year Ended
                                          September 30, 1995   December 31, 1994
                                          ------------------   -----------------

     Earnings:

       Pre-tax income                           $  796              $  892

       Add:
         Interest and fixed charges,
           excluding capitalized interest          265                 345
         Amortization of capitalized interest        2                   2
         Portion of rent under long-term
           operating leases representative
           of an interest factor                   113                 135

       Deduct:
         Undistributed equity in earnings
           of investments accounted for
           under the equity method                 (20)                (15)
                                                -------             -------

       Total earnings available for fixed
         charges                                $1,156              $1,359
                                                =======             =======

     Fixed charges:

       Interest and fixed charges               $  273              $  354
       Portion of rent under long-term
         operating leases representative
         of an interest factor                     113                 135
                                                -------             -------

       Total fixed charges                      $  386              $  489
                                                =======             =======

     Ratio of earnings to fixed charges           2.99x               2.78x




The above pro forma computation of ratio of earnings to fixed charges displays the effect of the September 22, 1995, Burlington Northern Inc. ("BNI") and Santa Fe Pacific Corporation ("SFP") business combination (the "Merger"), including the effects of purchase accounting and debt issued by BNI and SFP to repurchase, pursuant to the Merger agreement, 25 million and 38 million shares of SFP common stock, respectively, as if it had occurred on January 1, 1994. This information is based on, and should be read in conjunction with, the pro forma financial information included in Burlington Northern Santa Fe Corporation's Current Report on Form 8-K (Date of earliest event reported:
September 22, 1995), as amended.